Exhibit 99.1

OPENWAVE COMPLETES ACQUISITION OF MAGIC4

REDWOOD CITY, Calif. – August 2, 2004 – Openwave Systems Inc. (Nasdaq: OPWV), the leading provider of open software products and services for the communications industry, today announced the completion of its previously announced acquisition of Magic4, the leading provider of messaging software for mass-market mobile phones. Openwave plans to integrate Magic4 into its client software operation, making the combined entity the number one provider of open-standards-based client software for mass-market mobile phones.

“This acquisition of Magic4 provides our manufacturer and operator customers the benefit of the two companies’ practices, ensuring timely delivery of data handsets with increasingly innovative services,” said Don Listwin, president and CEO, Openwave.

Together Openwave and Magic4 are integrating their industry-leading mobile technology to enable user-friendly messaging on top of Openwave’s core client technologies. The integration of these companies is expected to expand the global reach of Openwave client software through the resulting combined sales channels. The Magic4 acquisition reinforces Openwave’s market presence in Europe and the Americas, and complements Openwave’s established base in Japan and Korea. The acquisition also offers additional reach into China via Hong Kong, extending the relationship with leading manufacturers.

Financial Terms

Openwave has completed its acquisition of all outstanding shares of Magic4 for a total purchase price of approximately $82.6 million, or $75 million net of cash on hand at Magic4. The purchase price paid consisted of approximately $46.4 million (net of cash at Magic4), a $3.8 million loan note, and the issuance of 2,271,446 shares of Openwave common stock.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is the leading independent provider of open software products and services for the communications industry. Openwave’s breadth of products, including mobile phone software, multimedia messaging software (MMS), email, location and mobile gateways, along with its worldwide expertise enable its customers to deliver innovative and differentiated data services. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

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Openwave and the Openwave logo are trademarks and or registered trademarks of Openwave Systems Inc. Magic4 is a trademark or registered trademark of Magic4. All other trademarks are the properties of their respective owners

About Magic4

Magic4 is the world leader in seamless mobile messaging technology.

Magic4 was the first software vendor in the world to provide Enhanced Messaging (EMS), Multimedia Messaging (MMS) and Instant Messaging software in mass-market mobile phones, including the top seven global brands. With leading edge expertise in SMS, EMS, MMS, IM, video, and email applications, Magic4 delivers interoperability that breaks down the barriers between applications and devices – Seamless Mobile Messaging.

Based in the UK, Magic4 was founded in 2000 with backing from 3i and Philips Venture Capital, attracting additional investment from Motorola Ventures in 2004. Today the company has a global presence with more than 130 employees based in the UK, USA, France, Sweden, Asia and India. For more information please visit www.Magic4.com

Cautionary Note Regarding Forward Looking Statements

This release contains forward-looking statements including Openwave’s expectations relating to Magic4’s revenue contribution and other expectations, plans, or prospects. These are based upon the current expectations and beliefs of Openwave’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the ability to successfully integrate Magic4 and Openwave businesses from an operational and customer perspective; (b) the ability to retain key employees in the integrated business; (c) the ability to acquire additional companies and technologies and integrate such acquisitions; (d) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (e) risks associated with the development and licensing of software generally, including potential delays in software development and technical difficulties that may be encountered in the development or use of our software; (f) the ability to successfully partner with other companies; (g) increased global competition; (h) technological changes and developments; and (i) general risks of the Internet and wireless and wireline telecommunications sectors.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Quarterly Report on Form 10-Q for the fiscal year ended March 31, 2004, and any subsequently filed reports. All documents also are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at

www.sec.gov or from Openwave’s Web site at www.openwave.com. The Company assumes no obligation to update the forward-looking statements included in this document, including without limitation, Openwave’s expectations relating to Magic4’s revenue contribution as stated above.

For more information please contact:

Openwave Systems Inc.

Candace Locklear

650-480-4316

candace.locklear@openwave.com

Openwave (Europe) Ltd.

George Blizzard

Bite Communications Ltd.

+44 20 8834 3460

georgina.blizzard@bitepr.com